Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-220886

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated October 20, 2017)

ALTERITY THERAPEUTICS LIMITED
(formerly known as Prana Biotechnology Limited)

US$10,019,412

Ordinary Shares represented by American Depositary Shares

This is a supplement (“Prospectus Supplement No. 2”) to our prospectus, dated October 20, 2017 (as amended and supplemented through the date hereof, the “Prospectus”) for the sale of US$10,019,412 of Ordinary Shares represented by American Depositary Shares, or ADSs, in an “at the market offering” (the “ATM Program”). The Prospectus, as amended by this Prospectus Supplement No. 2, forms a part of our Registration Statement on Form F-3 (Reg. No. 333-220886), relating to offer and sale of ordinary shares from time to time, represented by ADSs, having an aggregate offering price of up to US$50,000,000. The ADSs are evidenced by American Depositary Receipts, or ADRs.  We have entered into an At Market Issuance Sales Agreement, dated October 16, 2016, as amended on November 8, 2017, which we refer to as the Sales Agreement, with B. Riley FBR, Inc., or B. Riley FBR, and JonesTrading Institutional Services LLC, or JonesTrading, each of B. Riley FBR and JonesTrading individually an “Agent” and collectively the “Agents.” As of the date hereof, US$ 8,855,850 remains available for issuance under the ATM Program.

The Company changed its name from Prana Biotechnology Limited to Alterity Therapeutics Limited pursuant to a special resolution of shareholders voted on at a general meeting of the Company. The Australian Securities and Investments Commission recorded the Name Change and issued a certificate of registration upon change of name on April 8, 2019.

The information contained in this Prospectus Supplement No. 2 supplements and supersedes, in relevant part, the information contained in the Prospectus as previously supplemented. This Prospectus Supplement No. 2 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

INVESTING IN OUR ADSs INVOLVES SUBSTANTIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE s-3 OF THE PROSPECTUS SUPPLEMENT DATED November 8, 2017 and under the heading “Risk Factors” included in our most recent annual report on Form 20-F as supplemented by the “risk factors” contained in the documents incorporated by reference in this prospectus supplement that we have filed or will file with the SECURITIES AND EXCHANGE COMMISSION TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR ADSs.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 2. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

B. Riley FBR                     JonesTrading

The date of this Prospectus Supplement No. 2 is April 10, 2019.